Exhibit 97

COUSINS PROPERTIES INCORPORATED
CLAWBACK POLICY

1.Purpose. The purpose of this Policy is to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to members of the Company Group. This Policy is designed to comply with, and will be interpreted in a manner that is consistent with, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Securities Exchange Act of 1934 and the listing standards of the New York Stock Exchange (“NYSE”) or any other national securities exchange on which the Company’s securities are listed. Each Executive Officer shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Schedule 1 pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy.
2.Administration. This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals.
3.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

a.“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected the current period or left uncorrected in the current period.
b.“Board” shall mean the Board of Directors of the Company.
c.“CE” shall mean Cousins Employees LLC, a Georgia limited liability company, a wholly owned subsidiary of CPLP, and the entity through which CPI and CPLP handle substantially all employee related matters.
d.“Clawback Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-based Compensation Received by such Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) who served as an Executive Officer at any time during the performance period for the Incentive-based Compensation, (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association and (v) during the applicable Clawback Period.
e.“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

Exhibit 97
f.“Committee” shall mean the Compensation and Human Capital Committee of the Board.
g.“Company” shall mean Cousins Properties Incorporated, a Georgia corporation, that has elected to be taxed as a real estate investment trust.
h.“Company Group” shall mean the Company, together with CPLP, CE and each of its other direct and indirect subsidiaries.
i.“CPLP” shall mean Cousins Properties, LP, a Maryland limited partnership, which (as of the Effective Date) is approximately 99% owned by the Company, and the entity through which the Company conducts substantially all of its business.
j.“Effective Date” shall mean July 25, 2023.
k.“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
l.“Executive Officer” shall mean (i) the Company’s current and former president, principal financial officer, principal accounting officer (or if there is no principal accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function for the Company, or any other person who performs similar policy-making functions for the Company, as determined by the Committee in accordance with Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Company intends for all such Executive Officers to also be those individuals elected by the Board at its Annual Shareholder Meeting, and identified by the Board as “Executive Officers” for purposes of Section 16 of the Securities Exchange Act of 1934. Such identification of an executive officer is intended to include, at a minimum, and for purposes of this Policy, those executive officers identified pursuant to 17 C.F.R. 229.401(b).
m.“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the ‘.
n.“Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-based Compensation includes (i) cash bonuses or other non-equity awards to the extent they are paid from a bonus pool that is determined by achieving a performance goal derived from a Financial Reporting Measure, and (ii) equity awards to the extent that they are contingent upon achieving any Financial Reporting Measure performance goal. For purposes of clarity, Incentive-based Compensation does not include any bonuses to the extent they are paid (x) from a bonus pool that is determined upon satisfying one or more subjective standards, and/or (y) upon completion of a specified employment period. Further, Incentive-based Compensation does not include (A) base salary or benefit

Exhibit 97
contributions (to the extent neither is calculated based on any performance measures of the Company), (B) non-equity awards or equity awards to the extent that they are earned upon satisfying one or more strategic, operational, or other measures (which do not constitute Financial Reporting Measures), (C) non-equity awards or equity awards to the extent their vesting is contingent solely upon the completion of a specified employment period, or (D) any Incentive-based Compensation received before the Company had a class of securities listed on a national securities exchange. For the avoidance of doubt, where any award (whether cash bonus, other non-equity award, or an equity award) has more than one performance measures, only those portions which are determined by achieving a performance goal derived from a Financial Reporting Measure shall constitute Incentive-based Compensation. For example, if the vesting requirements of an equity award only included the completion of a specified employment period for 40% of the award, and the completion of a specified employment period and achievement of a performance goal derived from a Financial Reporting Measure for the other 60% of the award, then only the 60% tied to the performance goal would be considered Incentive-based Compensation for purposes of this Policy.
o.“Policy” shall mean this Clawback Policy, as the same may be amended and/or restated from time to time.
p.“Received” shall, with respect to any Incentive-based Compensation, mean actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.
q.“Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an Accounting Restatement, or (ii) the date of court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.
r.“SEC” shall mean the U.S. Securities and Exchange Commission.

4. Repayment of Erroneously Awarded Compensation.

a.In the event of an Accounting Restatement, the Committee shall determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and thereafter, provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE). Notwithstanding the foregoing, in the event the Accounting Restatement is

Exhibit 97
as a result of misconduct, then, in addition to any other recoupment obligations set forth in this Policy, the Company’s chief executive officer and chief financial officer shall reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received by such person from the Company during the 12-month period following the public issuance or filing of the Accounting Restatement, and (ii) any profits realized from the sale of securities of the Company during such 12-month period, in accordance with the requirements of the Sarbanes-Oxley Act of 2022.
b.The Committee shall take such action as it deems appropriate to recover Erroneously Awarded Compensation reasonably promptly after such obligation is incurred and shall have broad discretion to determine the appropriate means of recovery of such Erroneously Awarded Compensation based on all applicable facts and circumstances. The Committee may seek recoupment in the manner it chooses, in its sole discretion, which may include, without limitation, one or a combination of the following: (i) direct reimbursement from the Executive Officer of Incentive-based Compensation previously paid, (ii) deduction of the recouped amount from unpaid compensation otherwise owed by the Company to the Covered Executive, (iii) set-off, (iv) rescinding or cancelling vested or unvested equity or cash based awards, and (v) any other remedial and recovery action permitted by law, as determined by the Committee. For the avoidance of doubt, except as set forth in Section 4(d) below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.
c.To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company Group when due (as determined in accordance with Section 4(b) above), the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
d.Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4(b) above if the following conditions are met and the Committee determines that recovery would be impracticable:

i.The direct expenses paid to a third party to assist in enforcing the Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to the NYSE.
ii.Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to the NYSE; or

Exhibit 97
iii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5. Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the Federal securities laws, including the disclosure required by the applicable SEC filings.

6. Indemnification Prohibition. No member of the Company Group shall be permitted to indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company Group’s enforcement of its rights under this Policy. Further, no member of the Company Group shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company Group’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

7. Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors or other legal representatives.

8. Effective Date. This Policy shall be effective as of the Effective Date.

9. Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

10. Other Recoupment Rights; No Additional Payments. The Committee intends that this Policy will be applied to the fullest extent of the law. This Policy shall be incorporated by reference into and shall apply to all incentive, bonus, equity, equity-based and compensation plans, agreements, and awards on or after the Policy’s Effective Date. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company Group.

Exhibit 97
11. Entire Agreement. This Policy supersedes, replaces and merges any and all previous agreements and understandings regarding the Company’s policy on the recovery of compensation, and this Policy constitutes the entire agreement between the Company and the Executive Officers with respect to such terms and conditions.

12. Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

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Exhibit 97
[Schedule 1]

COUSINS PROPERTIES INCORPORATED
CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Cousins Properties Incorporated Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company Group. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company Group to the extent required by, and in a manner permitted by, the Policy.

Signature

Print Name

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Exhibit 97